                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities and Exchange Act of 1934.

    Commission File Number     1-11867
                         ------------------------------------------------------

                         NATIONAL PROPANE PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

                            Suite 1700, Alliant Tower
                               200 First Street SE
                          Cedar Rapids, Iowa 52401-1409
                                 (319) 365-1550
       (Address, including zip, and telephone number, including area code, of registrant's principal executive offices)

               COMMON UNITS REPRESENTING LIMITED PARTNER INTERESTS
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



    Rule 12g-4(a)(1)(i)       [ ]             Rule 12h-3(b)(1)(ii)      [ ]
    Rule 12g-4(a)(1)(ii)      [ ]             Rule 12-4h(b)(2)(i)       [ ]
    Rule 12g-4(a)(2)(i)       [ ]             Rule 12-4h(b)(2)(ii)      [ ]
    Rule 12g-4(a)(2)(ii)      [ ]             Rule 15d-6                [ ]
    Rule 12h-3(b)(1)(i)       [X]


  Approximate number of holders of record as of the certification or notice date: one (1)

  Pursuant to the requirements of the Securities and Exchange Act of 1934, National Propane Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  July 19, 1999                 BY: /s/ Ronald R. Rominiecki
     ------------------------        -----------------------------
                                         Ronald R. Rominiecki
                                         President and Chief Operating Officer